Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of this 10th day of February, 2025 (the “Effective Date”), by and among 2701 MAITLAND BUILDING ASSOCIATES, LLC, a Florida limited liability company (“Landlord”) and LASER PHOTONICS CORPORATION, a Delaware corporation (“Tenant”).

WHEREAS, on November 29, 2022, Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease Agreement (the “Lease”) for the leasing of premises consisting of approximately 7,981 rentable square feet known as Suite 125 located in the building located at 2701 Maitland Center Parkway, Maitland, Florida 32751 and as further described in the Lease (the “Leased Premises”);

WHEREAS, the Commencement Date of the Lease is November 7, 2022 and the Lease expiration date is December 31, 2025;

WHEREAS, Landlord and Tenant now wish to terminate the Lease early in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises hereof and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct, and are incorporated herein by this reference.

2. Termination Fee. Tenant shall pay the Landlord $14,912.14 per month for a period of five months with payments due on the first day of the following months; March, April, May, June and July of 2025 (the “Termination Fee”). It is expressly acknowledged and understood that the Termination Fee shall not be considered an advanced payment of rent or accelerated rent and is given as consideration for the early termination of the Lease.

3. Termination of the Lease. Landlord and Tenant agree that the Lease shall be fully terminated and shall be null and void, and of no further force or effect as of 5:00 p.m. on the Effective Date; provided, however, that this termination shall have no effect on those terms and provisions of the Lease which expressly, per the terms of the Lease, as amended, survive the expiration or termination of the Lease.

4. Surrender of Possession. On or before 5:00 p.m. on the Effective Date, Tenant shall voluntarily surrender possession of the Leased Premises to Landlord. On or before the Effective Date, Tenant shall (i) deliver to Landlord all keys in Tenant’s possession providing access to the Leased Premises, and (ii) deliver exclusive possession of the Leased Premises to Landlord: (1) vacant and free of all subtenants, licensees or other occupants and free of all other persons or entities claiming rights by, through or under Tenant; (2) free and clear of any liens, claims, and/or encumbrances due to any work done in or with respect to the Leased Premises or due to any act, omission, or authorization of Tenant, its affiliates, or their respective officers, agents or employees; and (3) in “broom-clean” (with all trash and garbage removed therefrom and otherwise in accordance with all requirements set forth in the Lease) and good condition. As of the Effective Date, Tenant’s right of possession of the Leased Premises under the Lease shall be fully and completely terminated. Tenant’s failure to surrender on or before the Effective Date shall not operate to nullify the termination and Tenant shall be a holdover at sufferance following the Effective Date if the Leased Premises are not surrendered.

5. Improvements. Tenant hereby conveys, transfers and sets over to Landlord the personal property, furniture, fixtures and equipment in the Leased Premises as set forth on Exhibit “A” hereto (including, without limitation, all of Tenant’s movable and unattached trade fixtures, furniture and equipment set forth therein) (the “FF&E”), which fixtures and personal property shall become the property of Landlord as of 5:01 p.m. on the Effective Date.

6. Representations by Tenant. Tenant hereby represents and warrants to Landlord as follows:

(a)	Tenant is the owner of Tenant’s interest in the Lease, with full power and authority to cancel and terminate the Lease.

(b)	Tenant has neither assigned its interest in the Lease nor sublet any portion of the Leased Premises to any party. Tenant has not granted a security interest in, or otherwise encumbered, Tenant’s interest in the Lease or the Leased Premises.

(c)	Tenant has the right, power, legal capacity and authority to execute and deliver this Agreement and to consummate the release evidenced hereby. No consent or approval by, nor notification of or filing with, any person or entity (governmental or otherwise) is required in connection with execution and delivery by Tenant of this Agreement or the performance by Tenant of the transactions contemplated hereby.

(d)	This Agreement constitutes the valid, legal and binding agreement of Tenant, enforceable against Tenant in accordance with its terms.

(e)	Neither execution and delivery of this Agreement nor performance by Tenant of the transactions contemplated hereby nor compliance by Tenant with any provision hereof will conflict with or violate or constitute a default under or a breach of (i) Tenant’s articles of organization, limited liability company agreement or other organizational documents, (ii) any provision of any contract, lease, mortgage, indenture, agreement or other instrument or obligation, whether written or oral, to which Tenant is a party or by which Tenant or any of its properties or assets are bound, (iii) any provision of applicable law the violation of which would adversely affect in any material respect the transactions contemplated hereby, or (iv) any judgment, decree, writ, injunction or order of any court or administrative or governmental authority or any arbitration board to which Tenant is a party or by which Tenant or any of its properties or assets are bound.

(f)	No permission, approval or consent by third parties, governmental authorities or any court of competent jurisdiction is required in order for Tenant to be able to execute this Agreement and grant the release of Landlord evidenced hereby.

(g)	Tenant owns good and indefeasible fee simple title to the FF&E free and clear of all liens and encumbrances.

Landlord’s agreement to release Tenant and its officers, directors, agents, and employees is subject to the foregoing representations and warranties being true and correct in all material respects.

7. Release. Upon Tenant’s complete and timely performance under this Agreement, and except for the parties’ obligations under this Agreement, and those terms and provisions of the Lease which expressly survive the termination or expiration of the Lease, Landlord and Tenant hereby mutually remise, release, acquit, satisfy, and forever discharge one another of and from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, executions, claims and demands whatsoever, in law or in equity which the parties ever had, now have, or may have against the other parties, and such parties’ owners, parents, affiliates, subsidiaries, agents, officers, directors, employees, shareholders, personal representatives, successors, heirs and assigns, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of these presents relating to or arising from the Lease and/or the Leased Premises, whether such claims are known, unknown, anticipated, or unanticipated at this time.

8. Time is of the Essence. TIME IS OF THE ESSENCE in the performance of the obligations called for herein.

9. Amendment; Binding Effect. This Agreement shall not be amended or modified except by a written instrument executed and delivered by the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, personal representatives, successors, and assigns.

10. Drafting. The parties hereto further acknowledge and represent that they have reviewed and fully understand this Agreement and that they have entered into this Agreement freely and voluntarily without duress or undue influence. The parties agree that this Agreement shall not be construed against the drafter of this Agreement because they or either of their attorneys drafted this Agreement, as they have done so merely for the convenience of the parties.

11. Headings. The headings used in this Agreement are for convenience only and are not intended to be considered in construing its terms.

12. Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statue, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

13. Tenant Estoppel. Tenant hereby represents and warrants that Landlord is not in any respect in default under the Lease and there are no events or conditions existing, which with the lapse of time, could constitute a default.

14. Attorney’s Fees. If any legal action is required to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees, court costs, and other expenses incurred in connection with enforcing any rights under this Agreement.

15. Counterparts. This Agreement may be executed in one or more duplicate counterparts, each of which shall upon execution by all parties be deemed to be an original and all of which together shall constitute one agreement. Facsimile, electronic and/or pdf signatures shall be effective to bind the parties to this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date and year first written above.

LANDLORD:		TENANT:

2701 MAITLAND BUIDLING ASSOCIATES, LLC, a Florida limited liability company		LASER PHOTONICS CORPORATION, a Delaware corporation

By:	/s/ Reid Berman	By:	/s/ Wayne Tupuola
Name:	Reid Berman	Name:	Wayne Tupuola
Its:	Member	Its:	President and CEO

EXHIBIT “A”

FF&E TO BE CONVEYED

44 workstations

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